CONSENT OF COUNSEL

     We consent to the reference to our Firm under the heading "Counsel and Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A of Tax Exempt Proceeds Fund, Inc. as filed with the Securities and Exchange Commission on or about October 28, 2008.

PAUL, HASTINGS, JANOFSKY & WALKER LLP

New York, New York
October 28, 2008

LEGAL_US_E # 81250750.1